      As filed with the Securities and Exchange Commission on June 3, 1999
                                                      Registration No. 333-_____
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                           __________________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           __________________________

                           K-TEL INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            MINNESOTA                                        41-0946588
 (State or Other Jurisdiction of                          (I.R.S. Employer
 Incorporation or Organization)                         Identification Number)


                           2605 FERNBROOK LANE NORTH
                       MINNEAPOLIS, MINNESOTA  55447-4736
                                 (612) 559-6800
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                           __________________________

           STEVEN A. KAHN, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           2605 FERNBROOK LANE NORTH
                       MINNEAPOLIS, MINNESOTA  55447-4736
                                 (612) 559-6800

           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                   COPIES TO:
                             AVRON L. GORDON, ESQ.
                            THOMAS F. STEICHEN, ESQ.
                  BRIGGS AND MORGAN, PROFESSIONAL ASSOCIATION
                                2400 IDS CENTER
                          MINNEAPOLIS, MINNESOTA 55402
                                (612) 334-8400
                                _______________

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                                _______________

     If the only securities being registered on this form are being offered pursuant to dividend or investment reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                        PROPOSED              PROPOSED
                                                                        MAXIMUM               MAXIMUM
                                               AMOUNT TO BE         AGGREGATE PRICE      AGGREGATE OFFERING         AMOUNT OF
     TITLE OF SHARES TO BE REGISTERED        REGISTERED(1)(2)         PER SHARE(3)             PRICE(3)          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
 Common Stock ($.01 par value per share)...     2,263,822              $6.140625             $13,901,281              $3,865
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Includes (a) 931,586 shares issued or issuable to the selling shareholders pursuant to a securities purchase agreement, (b) an indeterminate number of shares estimated at 1,164,482, purchasable pursuant to a warrant issued in connection with the securities purchase agreement, and (c) 167,754 shares issuable pursuant to an additional warrant to the selling shareholders.
(2) In accordance with Rule 416 under the Securities Act of 1933, common stock offered hereby shall also be deemed to cover an indeterminate number of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low sale prices for such stock on May 28, 1999, as reported by the Nasdaq National Market.
                              ____________________________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING
PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS         SUBJECT TO COMPLETION, DATED JUNE 3, 1999

--------------------------------------------------------------------------------

                                2,263,822 SHARES


                           K-TEL INTERNATIONAL, INC.


                                  COMMON STOCK

--------------------------------------------------------------------------------

     The shareholders of K-tel listed on page 14 below are offering and selling 2,263,822 shares of common stock under this prospectus. We will not receive any part of the proceeds from this offering.

     Our common stock is quoted on the Nasdaq National Market and trades under the ticker symbol "KTEL." On May 28, 1999, the closing price of one share of our stock on the Nasdaq National Market was $6.0625.

                         ________________________________


     Purchase of our common stock involves a high degree of risk. You should purchase shares only if you can afford a loss on your investment. SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                         ________________________________


     Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         ________________________________


     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell nor is it soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  THE DATE OF THIS PROSPECTUS IS __________, 1999

     We were incorporated in Minnesota in 1968. Our principal offices are located at 2605 Fernbrook Lane North, Minneapolis, Minnesota 55447-4736. Our telephone number is (612) 559-6800. In this prospectus, the "Company," "K-tel," "we," "us" and "our" refer to K-tel International, Inc. and our subsidiaries, unless the context otherwise requires.


                               TABLE OF CONTENTS

Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
Where You Can Find More Information. . . . . . . . . . . . . . . . . . . . . .16

     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                               PROSPECTUS SUMMARY

     BECAUSE THIS IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS AND SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEFORE YOU DECIDE TO PURCHASE OUR STOCK.

     K-tel markets and distributes entertainment and consumer products internationally. With more than 35 years of marketing experience in the United States and Europe, we have developed the resources, knowledgeable personnel, information systems, and distribution capabilities to market music and consumer products through traditional retail and direct-response marketing channels. We also market through our internet e-commerce site, K-tel On-line (www.ktel.com), which features a wide spectrum of music and video products. K-tel On-line features more than 250,000 music titles and 35,000 video titles conveniently available to on-line shoppers at value prices.

          We market and sell pre-recorded music both from our owned music master catalog and under licenses obtained from other record companies, as well as pre-recorded music developed by other companies who desire to use K-tel for sales and distribution of their music products. We sell compact discs, cassettes and albums direct to retailers, wholesalers and rack service distributors which stock and manage inventory within music departments for retail stores. We also sell such products through subsidiaries and licensees in the United Kingdom and elsewhere in Europe. The principal entertainment products we market and sell consist primarily of pre-recorded thematic music packages in a compilation format featuring various artists. These thematic music selections cover nearly all music genres and are targeted to a variety of age groups. We provide marketing support for our music sales through cooperative advertising with retailers, print media and television advertising, and in-store promotions and displays. We have two sources for our music compilations: our proprietary music master catalog, which consists of 3,500 "Top 100" titles, and music licensed from third party music companies. Our master music catalog, consisting of original recordings and re-recordings of music from the 1950's through today, represents one of our major assets. In addition to utilizing master recordings in our compilation products, we also license the rights to master recordings to third parties world-wide, for use in albums, films, television programs, and commercials, for either a flat fee or a royalty based on the number of units sold. We continuously add to our music master catalog to ensure growth and product diversity. Licensing of our proprietary music rights to third parties has historically been an important revenue source for us.

     K-tel On-line, our virtual music store, enables customers to choose from the proprietary brand-name compilations that have made the K-tel name synonymous with quality music for over 35 years. K-tel On-line also gives customers the opportunity to create their own custom CD compilations from our master music catalog. K-tel On-line features audio sampling, user-friendly navigation and search capabilities, as well as customer service, competitive pricing, and an auction service. Sales generated through K-tel On-line does not represent a significant part of our total revenue at present. We believe, however, that e-commerce presents us with a significant opportunity to capture market share by capitalizing on our high name recognition, extensive catalog of proprietary music and existing capabilities and expertise in niche marketing, which we believe will be critical to success in internet retailing. We intend to use the same combination of resources that has made us a leader in the direct marketing arena which we pioneered. We will also rely heavily on our brand identity with consumers. A number of characteristics of on-line music retailing, such as audio sampling, search capabilities, availability of deep catalog content, and at home shopping convenience, make the sale of pre-recorded music via the internet particularly attractive relative to traditional retail outlets. The success of our on-line marketing cannot be currently determined, and further penetration in this market may require substantial additional financial resources, development and acquisition of technology and investments in marketing. Results will also be affected by existing competition, which we anticipate will intensify, and by additional entrants to the market who may already have the necessary technology and expertise, many of which may have substantially greater resources than us. We intend to continue to analyze and explore the best strategy for the exploitation of our new e-commerce market place. To market K-tel On-line services and increase our exposure, we have entered into agreements with such companies as Microsoft-Registered Trademark- and Playboy-Registered Trademark- Enterprises for presence on their Web sites.

     We have provided additional enhancements to our e-commerce site. These include user-friendly technology that enables consumers to create customized CD compilations and artwork on-line. K-tel On-line also posts Billboard-Registered Trademark- Magazine's industry music charts. In order to provide a secure and convenient shopping environment for K-tel On-line customers, we have entered into an agreement with CyberSource to integrate its scalable payment processing infrastructure. In addition to our presence on the Microsoft-Registered Trademark- and Playboy-Registered Trademark- Web sites, we have affiliate agreements with several other e-commerce participants. In April 1999, we entered into an agreement with FairMarket, Inc. for participation in FairMarket's on-line community auction service, which is operational on our e-commerce site. K-tel and FairMarket share auction transaction fees.

     Our consumer products consist primarily of housewares, consumer convenience items and exercise equipment. We concentrate on products that have the potential for worldwide appeal and that are innovative, readily demonstrated and inexpensive (generally retailing for less than $100). In Europe, we engage in an extensive amount of direct response marketing. European direct response business is solicited through television and radio advertising campaigns and the internet (our German Web site is www.K-tel.de). Our direct response strategy is to generate revenues and profits from both the direct response campaigns and subsequent retail demand.

THIS OFFERING

     We issued or will issue the securities covered by this prospectus to the selling shareholders in connection with a securities purchase agreement between us and the selling shareholders. The selling shareholders may offer their shares through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or privately negotiated prices. No period of time has been fixed within which the shares may be offered or sold.

                                  RISK FACTORS

     The prospectus contains or incorporates both historical and "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as "anticipates", "believes", "expects", "intends", "future", and similar expressions identify forward-looking statements. Any such "forward-looking" statements in this prospectus reflect our current views with respect to future events and financial performance, and are subject to a variety of factors that could cause the actual results or performance to differ materially from historical results or from the anticipated results or performance expressed or implied by such forward-looking statements. Because of such factors, we cannot assure you that the actual results or developments that we anticipate will be realized or, even if substantially realized, that they will have the anticipated results. The risks and uncertainties that may affect our business include, but are not limited to, those set forth below. You should not place undue reliance on such forward-looking statements, which speak only as of the date hereof. You should also be aware that, except as the law may otherwise require, we undertake no obligation to publicly revise any such forward-looking statements to reflect events or circumstances that may arise after the date of this prospectus.

     You should consider carefully the following risks before you decide to buy our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also adversely impact our business. If any of the following risks actually occur, they could adversely affect our business, financial condition or operating results, which could adversely affect the trading price of our common stock.

                   RISKS RELATING TO OUR FINANCIAL CONDITION

WE HAVE INCURRED OPERATING LOSSES AND EXPECT TO CONTINUE TO INCUR LOSSES FOR THE REMAINDER OF FISCAL 1999.

     We incurred losses in fiscal 1998 and have continued to incur losses in fiscal 1999. For the fiscal year ended June 30, 1998, we incurred a net loss of $2.4 million, and have incurred losses totaling $9.9 million for the nine months ended March 31, 1999. Approximately $2.7 million of this loss relates to businesses we have exited, mainly media buying and non-theatrical videos. We expect to incur losses for the remainder of fiscal 1999. Our future operating results depend on many factors, including:

     -    demand for our products,

     -    traffic on our Web site, K-tel On-line,

     -    the level of competition,

     - our ability to acquire, develop, license and market new titles and consumer products, and

     - the ability of our officers and key employees to manage our business and control costs.

WE WILL NEED ADDITIONAL CAPITAL TO FINANCE OUR GROWTH AND OPERATIONS.

     Successful implementation of our strategy will require continued access to financing to meet working capital requirements and develop new business opportunities, including our on-line strategies. If we do not have sufficient access to financing, our growth will be limited. As a distributor of music and consumer products, we purchase products or components for assembly into finished products directly from manufacturers for resale to retailers and consumers. As a result, we have significant working capital requirements, the majority of which are to finance inventory and accounts receivable. These working capital needs will expand as inventory and accounts receivable increase in response to our growth. The future success of our on-line marketing may require additional financial resources for development and acquisition of technology and investments in marketing and contractual relationships with third parties. Future growth will likely require additional working capital. Although our credit lines with a lender are sufficient to meet our needs at this time, there can be no assurance that they will be adequate in the future or that we will be able to obtain additional financing upon favorable terms when we need it.

     To increase our working capital level, we entered into an agreement for the sale in a private placement of up to a minimum of $8.0 million and a maximum of $18.0 million of our common stock. This equity financing involves an initial investment of a $8.0 million tranche, to be invested in two $4.0 million purchases and an additional tranche of not less than $4.0 million or more than $10.0 million depending upon a future value of our stock price.
If, however, the future stock price should fall below $6.00, the investors may not be required to fund the second tranche. This financing also provides for the issuance of warrants to the investors as well as an adjustable warrant, requiring the issuance of additional shares to the investors, the amount of which depends on the future market price of our common stock. The initial $4.0 million purchase was made on April 21, 1999. We can not assure that our stock price will be at a level sufficient to fund the second tranche. The amount of funding from the second tranche, the issuance of the warrants and the issuance of the adjustment warrant could have an impact on the market price of our stock.

     If we exhaust our current sources of capital and are not able to obtain additional financing, we will be required to take various steps to reduce costs and conserve capital. Any of such actions could adversely affect our ability to grow, increase sales and implement our growth plans.

WE HAVE RISKS ASSOCIATED WITH OUR EXISTING CREDIT AGREEMENT.

     We currently have a $10.0 million credit agreement with a lending institution which consists of a $4.0 million term loan and up to a $6.0 million revolving loan, limited to a percent of our eligible receivables. Both loans are due and expire on November 20, 2001. Borrowings under the facility bear interest at a variable rate based on a "base rate" announced by a banking affiliate associated with the lending institution (7.75% at March 31, 1999) and are secured by the assets of certain of our U.S. subsidiaries, including accounts receivable, inventories, equipment, music library and general intangibles. The loan agreement contains certain financial and other covenants or restrictions, including the maintenance of a minimum tangible net worth, limitations on capital expenditures, restrictions on music library acquisitions, limitations on the incurrence of indebtedness and restrictions on payment of dividends. We have guaranteed the obligations of our subsidiaries under the credit facility and have pledged the stock of those subsidiaries and assets to secure our obligations under the guaranty. As of March 31, 1999, $4.0 million was outstanding under the term loan and approximately $3.1 million was outstanding under the line of credit and the maximum additional available under the borrowing limitations at that date was $193,000. At March 31, 1999 we were in compliance with all covenants, limitations and restrictions of the agreement. We have amended certain financial covenants with the lender for fiscal 1999 and beyond, but expect to be out of compliance with the tangible net worth requirement that becomes effective December 31, 1999 unless we obtain sufficient equity capital, are able to reduce losses, or further modify the covenants. As a result, the $4.0 million term loan has been classified as a current liability on our financial statements. Future losses or the inability to complete our pending private equity placement in a sufficient amount may result in such further renegotiations of such covenants or the need to seek replacement financing. There can be no assurances that replacement financing will be available on terms satisfactory to us.

OUR QUARTERLY OPERATING RESULTS FLUCTUATE.

     We expect to experience fluctuations in future quarterly operating results that may be caused by a variety of factors, many of which are outside of our control. These factors include:

     -    seasonality of sales,

     -    the success of our promotions and sales programs,

     -    the amount and timing of operating costs and capital expenditures,

     -    the level of merchandise returns we experience,

     -    the mix of products we sell, and

     -    supply and timing of product deliveries.

     As a result, we believe that period-to-period comparisons of our results of operations are not and will not necessarily be meaningful and should not be relied upon as an indication of future performance. Due to all of the foregoing factors, it is possible that in some future quarter or quarters our operating results will be below the expectations of securities analysts and investors. In such event, the price of the common stock could be adversely affected. We expect to experience seasonality in our business, reflecting a combination of seasonal fluctuations in internet usage and traditional retail seasonality patterns affecting sales of pre-recorded music. Sales in the traditional retail music industry are significantly higher in the third and fourth calendar quarters of each year than in the preceding two quarters and our sales of products in Europe through infomercials is stronger in the first and fourth calendar quarters of each year. Our limited operating history in e-commerce makes it difficult to ascertain the effects of seasonality on that segment of our business. In addition we have discontinued certain operating divisions whose revenues and losses have been reported in the respective accounting periods.

                    RISKS ASSOCIATED WITH OUR MUSIC BUSINESS

     K-tel's music business consists of three principal elements:

     - the licensing, manufacturing and distribution of proprietary music products to direct retail accounts, one stop distributors and distributors which stock and manage inventory within music departments of retail stores.

     -    the distribution of music products obtained from other suppliers.

     - the licensing of our music catalog to other entertainment and media companies for a fee.

THE MUSIC BUSINESS IS HIGHLY COMPETITIVE AND DOMINATED BY MAJOR COMPANIES.

     Our business is highly competitive. We face competition for discretionary consumer purchases of our products from other record companies and other entertainment companies, such as film and video companies. The market for pre-recorded music is dominated by five major record companies in the United States, including Thorne EMI, Bertelsmann AG, Sony Corp., Time Warner, Inc. and Universal Music Group. We do not have the financial resources nor do we have the depth or breadth of catalog, distribution capabilities or current repertoire of these companies. Our ability to compete in this market depends upon:

     - the skill and creativity of our employees to expand and utilize our music catalog, acquire licenses to enable us to create compilation packages,

     - our ability to effectively and efficiently distribute our products, and

     - our ability to build upon and maintain our reputation for producing, licensing, acquiring, marketing and distributing high quality music.

WE FACE RISKS ASSOCIATED WITH OUR MUSIC COMPILATION BUSINESS.

     The core of our music business involves the licensing of third party rights and utilization of our own catalog to create music compilations for retail distribution. Recently, the major pre-recorded music companies, either directly or through subsidiaries, have begun to directly manufacture and distribute pre-recorded music compilations in direct competition to our music compilation products. With this new competition, it may be more difficult to access pre-recorded music from these major companies at reasonable rates.

WE HAVE RISKS RELATED TO THIRD PARTY LICENSING.

     We license the rights to numerous master recordings and compositions from third parties for recording and re-recording of music to produce compilations and to expand our catalog. We also seek to license the rights to our master recordings to third parties for use in albums, films, and television programs for a royalty or a flat fee. These cross-licensing arrangements are generally made possible by existing industry practices, which are based on reciprocity. Any material change in these existing practices could materially affect our business.

WE FACE RISKS ASSOCIATED WITH ADVANCES FOR ROYALTIES AND PURCHASE COMMITMENTS.

     Certain of the recordings in our music compilations require the advance payment of royalties, publishing rights or commitments to purchase a minimum number of CDs or cassettes. The royalty and publishing amounts which are advanced based on these commitments may not be recoverable if the sales of the CDs and cassettes do not meet the contractual minimum. In addition, we may also be required to purchase additional inventory or re-negotiate contracts related to products which are not selling well. Further, certain recordings have a fixed term over which we have licensed the recording. Our failure to recover the royalty and publishing advances and/or meet the sales contractual minimums related and/or sell out products on a timely basis, could have an adverse effect on our business.

WE HAVE RISKS ASSOCIATED WITH PRODUCT RETURNS.

     We maintain a significant investment in product inventory and, like other companies in the pre-recorded music industry, experience a relatively high level of product returns as a percentage of revenues. We maintain a sales return reserve based on our experience of returns by product line and inventory obsolescence. We have historically experienced an actual return rate ranging from 25% to 30%, depending upon the product. Although our past experience indicates that these levels are adequate to cover potential returns in these areas, there can be no assurance that these reserves will be adequate in the future.

     Our agreements with suppliers to distribute their pre-recorded music generally allow us to return unsold products after a period of time. Adverse financial or other developments with respect to a particular supplier could cause a significant decline in the value and marketability of its products, and could make it difficult for us to return products to such a supplier and recover its initial product acquisition costs.

WE DEPEND ON LARGE CUSTOMERS.

     Approximately 40% of our domestic music sales, which is approximately 16% of our consolidated revenue for the first nine months of fiscal 1999, were derived from four customers: Handleman Company, Anderson Merchandisers, Best Buy Co., Inc. and The Musicland Group. While none of these accounts individually represent more than 10% of our consolidated revenue, the loss of any of these accounts could have an adverse effect on our business.

WE FACE UNCERTAIN EFFECTS OF DIGITAL DOWNLOADING TECHNOLOGY.

     We currently deliver music products (CD's and cassette tapes) through traditional wholesale and retail distribution channels. Existing methods of distributing music could be materially altered by new technologies which will enable users and customers of pre-recorded music material to electronically download pre-recorded music at home to various personal computer media formats. The technology is at an early stage in which a number of competing companies are seeking to have the industry and the public embrace their technologies with a view to extending them to become accepted technologies and formats. Participants in this technology competition include Microsoft, AT&T, IBM, Apple, MP3 and others. Digital music distribution provides both significant risks and opportunities for us. The risks include our uncertain ability to compete with other music companies from a marketing and a technological standpoint. Opportunities include the ability to enhance and augment current distribution methods, as well as increasing opportunities to sell our owned library of master recordings. If electronic distribution of music becomes widespread and significantly displaces the current demand for the standard physical formats which we now sell, and we are unable to invest in the electronic distribution market, our business and financial results could be adversely affected.

                 RISKS ASSOCIATED WITH OUR INTERNET ACTIVITIES

     Our e-commerce activities conducted through K-tel On-line are subject to technological and market risks including the following:

WE HAVE A LIMITED OPERATING HISTORY IN INTERNET RETAILING.

     Although we have been marketing music entertainment and consumer products for more than 35 years, we only commenced the operation of K-tel On-line in May 1998. Accordingly, we have a relatively short operating history in on-line retailing upon which you can evaluate our business and prospects in this segment. To date, our on-line business has not been a significant factor of our total sales. You should consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of on-line commerce. As an early stage on-line retailer, our business is evolving and is an unpredictive business model. We cannot assure you that we will succeed in this relatively new, rapidly evolving and challenging market.

WE MUST CONTINUE TO INVEST IN OUR ON-LINE BUSINESS, BUT CANNOT ASSURE INVESTORS THAT WE WILL RECOVER OUR OUTLAY.

     We intend to continue to invest in marketing and enhancing K-tel On-line. Because we have relatively low product gross margins in our on-line business, achieving profitability in our on-line business will depend upon our ability to generate and sustain substantially increased revenue from internet sales. Operating losses relating to our on-line businesses are likely to continue for the foreseeable future and it is not possible to accurately predict at what point it may become profitable.

WE DEPEND ON CONTINUED GROWTH OF ON-LINE COMMERCE.

     The future success of K-tel On-line will be substantially dependent, among other things, upon the widespread acceptance and use of the internet and other on-line services as an effective medium of commerce by consumers. Rapid growth in the use of and interest in the World Wide Web, the internet and other on-line services is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the internet and other on-line services as a medium of commerce. We rely on consumers who have historically used traditional means of commerce to purchase merchandise. K-tel On-line's success is dependent on these consumers utilizing the internet and K-tel On-line as a means of purchasing pre-recorded music.

WE FACE INTENSE E-COMMERCE COMPETITION.

     The on-line commerce market is rapidly expanding and intensely competitive. We expect this competition to intensify. The barriers to entry are low and both current and new competitors can launch internet-based businesses at relatively low cost. K-tel On-line competes with a variety of music and video marketing companies, including:

     - on-line vendors of music, videos and related products such as CDNow.com, Amazon.com and Barnes & Noble.com,

     - traditional retailers of music products, including mass merchandisers such as consumer electronics stores, and specialty music retailers, and

     -    non-store retailers such as music clubs.

     Many of our current and potential competitors in e-commerce have larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. They may be able to secure merchandise from vendors on more favorable terms and may be able to adopt more aggressive pricing or inventory policies. They can also devote more resources to technology development and marketing than we can. We cannot predict the level of financial resources that will be required to successfully compete in the e-commerce business segment.

WE FACE RISKS OF INTERNET WEB SITE INTERRUPTION AND CAPACITY CONSTRAINTS.

     A key element of our strategy is to generate a high volume of traffic on K-tel On-line. Accordingly, the satisfactory performance, reliability and availability of our Web site, transaction-processing systems and network infrastructure are critical to our reputation and ability to attract and retain customers and maintain customer service levels. We anticipate that a significant portion of our revenues will depend upon the number of visitors who shop at our Web site and the volume of orders we fulfill. We rely upon a third party, UUNET Technologies, Inc., to host K-tel On-line's Web site servers. UUNET is the internet services division of MCI WorldCom. All communications systems are vulnerable to natural or manmade damage or interruption. Despite implementation of network security measures, servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. UUNET's backup recovery plan should allow K-tel On-line to continue to operate in the event of a disaster or breach of network security. In addition, our customers depend on internet service providers, on-line service providers and other Web site operators for access to our Web site. While systems are continually being upgraded and improved some of the providers have experienced delays and other difficulties due to system failures unrelated to our systems. Any of these problems could affect our business.

WE FACE RISKS ASSOCIATED WITH OUR FULFILLMENT STRATEGY.

     Fulfillment and distribution related to the K-tel On-line Web site is dependent upon maintaining our existing relationship with Valley Media Inc., our provider of order fulfillment music and video products sold on our Web site or establishing a new fulfillment relationship with another fulfillment operation. While we are satisfied with our current arrangement with Valley, there can be no assurance that we will maintain our relationship with Valley or that we will be able to find an alternative, comparable supplier capable of providing fulfillment services on terms satisfactory to us, should our relationship with Valley terminate. An unanticipated termination of our relationship with Valley could adversely affect our operations for the quarter in which such termination occurred, even if we are able to establish a relationship with an alternative fulfillment house. We or Valley may terminate our existing agreement upon 30 days' written notice. To date, Valley has satisfied our requirements on a timely basis. However, to the extent that Valley does not have sufficient capacity and is unable to satisfy our requirements on a timely basis, such capacity constraint would have an adverse effect on our business.

IMPOSITION OF SALES AND OTHER TAXES ON E-COMMERCE TRANSACTIONS MAY IMPAIR OUR ABILITY TO DERIVE FINANCIAL BENEFITS FROM E-COMMERCE.

     We generally do not collect sales or other taxes in respect of goods sold to users on K-tel On-line. However, one or more states may seek to impose sales tax collection obligations on out-of-state companies, such as K-tel On-line, which engage in or facilitate on-line commerce. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the internet. Such proposals, if adopted, could affect the growth of electronic commerce and could adversely affect our opportunity to derive financial benefit from electronic commerce. Moreover, if any state or foreign country were to successfully assert that K-tel On-line should have collected sales or other taxes on the exchange of merchandise on its system, our results of operations could be adversely affected.

     Legislation limiting the ability of states to impose taxes on internet-based transactions has been proposed in the U.S. Congress. We cannot assure you that this legislation will ultimately become law or that the tax moratorium in the final version of this legislation will be ongoing. Failure to enact or renew this legislation, once enacted, could allow various states to impose taxes on internet-based commerce, which could adversely affect our business.

                    RISKS ASSOCIATED WITH CONSUMER PRODUCTS

OUR INFOMERCIAL BUSINESS FACES RISKS.

     Our infomercial business is concentrated in Europe. Our success in marketing through infomercials depends upon product acceptance, which we believe is achieved through the efficient airing of our infomercials, our merchandising mix, our ability to achieve adequate response rates to our infomercials and our ability to accurately forecast consumer demand. Infomercials may involve substantial costs, which are committed to prior to the airing of the infomercial. If for any reason we experience a significant shortfall in anticipated sales from a particular infomercial and thereby not recover costs associated with that product, our business could be adversely affected. In addition, quantity and quality of air time, response rates and sales generated by each infomercial can be affected by factors such as consumer preferences, economic conditions, and timing of competitors' infomercials and merchandise mix. Further, our ability to obtain inventory of consumer products on a timely basis is critical to our marketing of a particular product and may affect sales and customer return levels. Failure to accurately target the appropriate customers, to achieve adequate response rates or have sufficient inventory levels, could result in lower sales and lower margins which could have an adverse effect on our business.

WE MAY EXPERIENCE DIFFICULTIES IN OBTAINING INFOMERCIAL TIME.

     Our infomercial business is dependent upon agreements with European television broadcast stations or cable system operators. A significant number of our customers are reached through the broadcasting of our infomercials pursuant to such agreements. These agreements contain various provisions, including agreements to carry our programming for 57 hours weekly. These agreements are subject to renegotiations and renewal from time to time. Certain agreements provide the station or cable system operator with the right to terminate the agreement at any time. Failure to maintain distribution of our infomercials in particular markets could have an adverse effect on us. Our ability to maintain these agreements is dependent on our ability to negotiate renewals on these agreements. There can be no assurance, however, that any such agreements can be renewed on acceptable terms.

INTENSE COMPETITION IN INFOMERCIAL SALES AFFECTS OUR BUSINESS.

     We operate in an industry dominated by two established European competitors - Quantum and TV SHOP Europe - both of which have substantially more television and cable carriage than K-tel, as well as greater financial, distribution, and marketing resources. We also must compete with store and catalog retailers, many of whom have substantially greater financial, distribution and marketing resources. In addition, we compete with existing and future on-line companies that may offer similar consumer products. We cannot assure you that we will be able to effectively compete with these companies.

WE DEPEND ON PRODUCT SUPPLIERS AND THE CONTINUAL AVAILABILITY OF NEW PRODUCTS.

     We have endeavored to position K-tel in the home shopping market as the seller of certain unique consumer products. We depend upon a limited number of product suppliers for such products. We believe that there are sufficient product suppliers to allow us to continue to offer such products consistently, but there is no assurance that an adequate supply will remain available at commercially reasonable costs. If we are not able to obtain certain products currently offered to customers or obtain a supply of new products acceptable to customers, such events could have an adverse impact on business.

WE DEPEND ON SERVICE PROVIDERS.

     In France, Belgium, Ireland, Holland and Switzerland (markets handled by K-tel Marketing UK) our ability to handle in-bound telephone orders and to fill customer orders depends on services provided by third parties. We are dependent on (a) outside telemarketers to answer customer questions and take orders, (b) shipping companies and the country's postal service for timely delivery of our merchandise to customers and (c) outside distribution centers to handle shipments and returned goods. Any disruption in these services including strikes, delays or disruptions in service, could have an adverse effect on our business.

               RISKS ASSOCIATED WITH ALL OF OUR BUSINESS SEGMENTS

WE HAVE RISKS RELATED TO OUR FOREIGN OPERATIONS.

     In addition to our activities in the United States, 53% of our sales through the first nine months of 1999 were generated internationally. Foreign operations are subject to general risks attendant to the conduct of business in each foreign country, including economic and political uncertainties and each foreign government's regulations. In addition, our international business may be affected by changes in demand or pricing resulting from fluctuations in currency exchange rates or other factors.

TRADEMARKS AND PROPRIETARY RIGHTS MAY NOT PROTECT OUR INTELLECTUAL PROPERTY.

     We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We pursue the registration of our trademarks and service marks in the U.S. and internationally. Effective trademark, service mark and copyright protection may not be available in every country in which our products and services are made available on-line. We have licensed in the past, and expect that we may license in the future, certain of our proprietary music, such as trademarks or copyrighted material, to third parties. While we attempt to ensure that the quality of our brand is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of our proprietary rights or reputation, which could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our copyrights, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against us. We have been subject to claims and expect to be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the intellectual property rights of third parties by us and our licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

WE DEPEND ON OUR KEY PERSONNEL.

     Our success depends largely on the skills, experience and efforts of our executive officers and key employees. The loss of the services of members of our senior management, could materially adversely affect our business, financial condition or results of operations. In addition, in large part, our success will depend on our ability to attract and retain qualified management, marketing and sales personnel. We face intense competition for qualified personnel from other companies. We do not have employment agreements with any of our key executive officers or employees. If we are unable to hire or retain qualified personnel, our business could be adversely affected.

OUR READINESS FOR YEAR 2000 MAY AFFECT OUR BUSINESS.

     We have developed a plan to ensure our systems are compliant with the requirements to process transactions in the Year 2000. The majority of our internal information systems have been upgraded or are in the process of being upgraded or replaced with fully compliant new systems. The new systems implementation related to accounting for royalties is in progress and we expect will be substantially completed by July 31, 1999. We believe our other significant systems to be Y2K complaint. Some of our customers utilize equipment to ensure it will be effective in the Y2K. We are also working with our processing banks and network providers to ensure their systems are Y2K compliant. All of these costs will be or have been borne by the processors and network companies. We do not expect that the failure of any customer or vendor to comply with Y2K should have a material impact on our operations. However, should we or our customers, our vendors or the processing banks fail to resolve Y2K issues, we could lose certain financial and operating data. We are in the process of developing a contingency plan, which we expect to be completed by the end of the fiscal year. The total cost of the software implementation to bring us into Y2K compliance is estimated to be approximately $200,000.

MANAGEMENT AND CERTAIN SHAREHOLDERS CAN EXERCISE SIGNIFICANT INFLUENCE OVER OUR COMPANY.

     Based upon stock ownership as of May 31, 1999, Philip Kives, the Chairman and Chief Executive Officer of K-tel, beneficially owned an aggregate 45% of our outstanding shares. As a result, he has the ability to significantly influence our management, shareholder voting, and the operations and direction of the Company.

WE ARE SUBJECT TO ANTI-TAKEOVER CONSIDERATIONS.

     As a Minnesota corporation, we are subject to certain anti-takeover provisions of Minnesota law. Certain provisions of the law could have the effect of delaying, deferring or preventing a change in control of K-tel, may discourage bids for our common stock, and may adversely affect the market price of our stock.

WE MUST CONTINUE TO MEET NASDAQ MAINTENANCE REQUIREMENTS.

     Under the currently effective criteria for continued listing of securities on the Nasdaq National Market-TM-, companies may qualify for continued listing under two different Continued Listing Standards. Standard 1 requires, among other things, Net Tangible Assets greater than $4.0 million, Market Value of Public Float in excess of $5.0 million and a minimum Bid Price greater than $1 per share. Standard 2 requires, among other things, Market Value of Public Float in excess of $15.0 million, a Market Capitalization of $50.0 million and a minimum Bid Price of $5 per share. In the event that we are unable to maintain the standards for continued listing, our shares could be subject to delisting from the Nasdaq National Market-TM-. If our common stock were delisted, we would seek listing on Nasdaq's SmallCap Market. If we did not meet the initial listing requirements for the Nasdaq SmallCap Market, trading, if any, in our shares would thereafter be conducted in the over-the-counter market on the OTC Bulletin Board established for securities that do not meet the Nasdaq National Market-TM- listing requirements or in what are commonly referred to as the "pink sheets." This may result in investors finding it more difficult to trade our stock.

SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET BY THE SELLING SHAREHOLDERS AND EXISTING INVESTORS COULD CAUSE OUR STOCK PRICE TO DECLINE.

     We have 10,246,199 shares of common stock outstanding and have outstanding options to purchase an additional 1,283,149 shares of common stock pursuant to various stock option plans (of which 335,349 shares are currently vested). We will also have outstanding warrants to acquire an aggregate of 167,754 shares of our common stock. The outstanding shares (including the 2,263,822 maximum number of shares assumed to be sold in this offering) will be freely tradable without restriction or further registration under federal securities laws unless they are purchased by our affiliates as that term is defined in SEC Rule 144 under the Securities Act. If our shareholders, option holders or warrant holders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decline. Sales in the public market also might make it more difficult for us to sell our securities in the future at an appropriate time and price.

VOLATILITY OF OUR STOCK PRICE.

     Our common stock is traded on the Nasdaq National Market. The market price of our common stock has historically been volatile. We believe the market price of our common stock could fluctuate substantially, based on a variety of factors, including:

     -    quarterly fluctuations in results of operations,

     -    timing of product and press releases,

     - announcements of new products and acquisition or acquisitions by our competitors,

     -    changes in earnings estimates by research analysts, and

     -    changes in accounting treatments or principles.

     The market price of our common stock may be affected by our ability to meet or exceed analysts' or "street" expectations. Any failure to meet or exceed such expectations could have an adverse effect on the market price of our common stock. Furthermore, stock prices for many companies, particularly entertainment and internet companies, fluctuate widely for reasons that may be unrelated to their operating results. These fluctuations and general economic, political and market conditions, such as recessions or international currency fluctuations and demand for our products, may affect the market price of our common stock either negatively or positively.

RECENT LITIGATION AGAINST K-TEL.

     K-tel, Philip Kives, K-tel's Chairman and Chief Executive Officer, and Lawrence Kieves, K-tel's President, are currently defendants of 23 proposed class action lawsuits which have been consolidated into one action in the United States District Court for the District of Minnesota. The lawsuits have been brought by purchasers of our stock during an approximately three-week period in November 1998, who allege that the defendants made material misrepresentations or failed to provide accurate information in public statements concerning our business. Our company and the individual defendants intend to seek a dismissal of the claims based upon provisions under the Private Securities Litigation Reform Act of 1995 on the basis that the lawsuits do not state a viable claim under such law. It is likely that anticipated motions by us and the individual defendants to dismiss the lawsuits will not be heard until the summer of 1999. The complaints against us and the defendants allege unspecified damages, if any, and the amount cannot be determined at this time. The lawsuits are at an early stage, and we do not know the full amount of the claimed losses, if any. We intend to vigorously contest the claims and believe there is no sound basis for the lawsuits. Because the cases are at an early stage, however, we are unable to accurately assess its liability. If the claimants in the litigation prevail against us, our business could, depending upon the amount of any damages awarded against it, be materially and adversely affected. Our company and the named officers have tendered the defense of the claims against them to their insurance carriers who have agreed to defend them, but have reserved all rights they might have to contest their responsibility under the insurance policies in question. We can give no assurance that insurers will not contest their responsibility under the policies or that any award against us or the named directors and officers will not exceed any coverage.

     The nature of our business is such that we are routinely a party or subject to other items of pending or threatened litigation, which management of K-tel believes, based upon information currently available, will not result in any material adverse effect on our financial condition, results of operation or liquidity.

                              SELLING SHAREHOLDERS

     The following table presents information regarding the selling shareholders. The shares listed below represent the shares which each selling shareholder owned on May 24, 1999 and the shares which each selling shareholder may own upon the exercise of warrants.

     The securities "beneficially owned" by a person are determined in accordance with the SEC's definition of "beneficial ownership" and, accordingly, may include securities owned by or for, among others, the spouse, children or other relatives of such person, as well as other securities over which the person has or shares voting or investment power or securities which the person has the right to acquire within 60 days of May 24, 1999.

     In the following table, percentage of beneficial ownership is based on 10,246,199 outstanding shares of common stock. Shares issuable pursuant to the exercise of warrants are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

                                        SHARES BENEFICIALLY                                         SHARES BENEFICIALLY
                                        OWNED BEFORE                                                OWNED IF ALL SHARES ARE
SELLING SHAREHOLDER                     OFFERING (1)                  SHARES OFFERED (2)            SOLD IN THE OFFERING
-------------------                     -------------------           ------------------            -----------------------
Strong River Investments Inc.              549,670                      1,131,911                         0
c/o Cavallo Capital Corp.
630 Fifth Avenue, Suite 2000
New York, New York 10111


Catharine Street LLC                       549,670                      1,131,911                         0
c/o Citco Trustees (Cayman)
  Limited
Commercial Centre
P.O. Box 31106 SMB
Grand Cayman
Cayman Islands, British West Indies

------------------
(1) Represents (a) 232,897 shares purchased on April 21, 1999, (b) 232,896 shares which will be purchased upon the effectiveness of this registration statement, and (c) 83,877 shares issuable upon exercise of warrants.

(2) Represents the shares beneficially owned by the selling shareholders as well as shares issuable to the selling shareholders pursuant to an adjustable warrant. Since the number of shares issuable upon exercise of such warrants depends in part upon the market price of the common stock prior to issuance, the actual number of shares that will be issued and, consequently, offered for sale under this registration statement, cannot be determined at this time. K-tel has, however, included in this registration statement its best estimate of the maximum number of shares issuable upon exercise of the adjustable warrants. The adjustable warrants prohibit each holder from exercising to the extent that such exercise would result in the holder, together with any of its affiliates beneficially owning in excess of 4.999% of the outstanding shares of common stock following such exercise. The adjustable warrants also prohibit each holder from exercising such warrant to the extent that such exercise would result in the holder, together with any of its affiliates, beneficially owning in excess of 9.999% of the outstanding shares of common stock following such exercise. Either restriction may be waived by a holder of an adjustable warrant as to itself upon not less than 75 days' notice to K-tel.

SALES TO SELLING SHAREHOLDERS

     In April 1999, we entered into a securities purchase agreement with the selling shareholders. The agreement provided for the sale in a private placement of up to a minimum of $8.0 million and a maximum of $18.0 million of our common stock. The agreement also provided for the issuance of warrants to the selling shareholders, including an adjustable warrant.

SELLING SHAREHOLDERS' REGISTRATION RIGHTS

     Under our securities purchase agreement with the selling shareholders, we agreed to register (a) shares of common stock previously issued to them,
(b) shares of common stock to be issued upon effectiveness of the registration statement, and (c) shares of common stock to be issued upon exercise of their warrants. We also agreed to use our best efforts to keep the registration statement effective for two years, until they no longer hold or have the right to acquire shares, or until all of their shares may be sold pursuant to SEC rules without volume restrictions, whichever comes first. We also agreed to bear all expenses, other than selling commissions and fees, in connection with the registration and sale of the shares being offered by the selling shareholders.

     Our registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares covered by this prospectus.

                                USE OF PROCEEDS

     The shares offered by this prospectus will be sold by the selling shareholders. We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

                              PLAN OF DISTRIBUTION

     The selling shareholders, and any of their pledgees, assignees and successors-in-interest, may from time to time sell any or all of their shares on any stock exchange on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     -    privately negotiated transactions;

     -    short sales;

     - broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

     -    a combination of any such methods of sale; and

     -    any other method permitted pursuant to applicable law.

     The selling shareholders may also sell shares under SEC Rule 144, if available, rather than under this prospectus.

     The selling shareholders may sell shares short, short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the shares offered hereby was passed upon on behalf of K-tel by Briggs and Morgan, Professional Association, Minneapolis, Minnesota.

                                    EXPERTS

     The consolidated financial statements as of June 30, 1998 and for the three years in the period ended June 30, 1998, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the selling shareholders sell all of the shares covered by this prospectus:

     -    Annual Report on Form 10-K for the year ended June 30, 1998;

     - Quarterly Reports on Form 10-Q for the quarters ended September 30, 1998, December 30, 1998 and March 31, 1999;

     -    Current Report on Form 8-K filed April 27, 1999;

     - Description of our common stock contained in our Current Report on Form 8-K filed June 2, 1999; and

     -    Definitive Schedule 14A Proxy Statement filed on January 22, 1999.

     This prospectus is part of a registration statement we filed with the SEC. You may request a copy of the registration statement or any of the above filings, at no cost, by writing or telephoning our Vice President and Chief Financial Officer at the following address:

                    K-tel International, Inc.
                    2605 Fernbrook Lane North
                    Minneapolis, Minnesota 55447-4736
                    (612) 559-6800

               PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses payable by us in connection with the sale and distribution of the shares being registered. All amounts shown are estimates, except the registration fee.

     SEC registration fee. . . . . . . . . . . . . . . . . . . .  $   3,865
     Legal fees and expenses . . . . . . . . . . . . . . . . . .     20,000
     Accounting fees and expenses. . . . . . . . . . . . . . . .     15,000
     Miscellaneous (including listing fees, if applicable) . . .     17,500
                                                                  ---------
          Total. . . . . . . . . . . . . . . . . . . . . . . . .  $  56,365
                                                                  ---------
                                                                  ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article V, Section 5.01 of our Bylaws provide that we shall indemnify persons to the extent required by Minnesota Statutes, section 302A.521.
Section 302A.521 provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties and fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same penalties, fines, taxes and expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255 (regarding conflicts of interest), if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons who are or were serving other organizations at the request of the corporation or whose duties involve or involved service for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

5.1       Opinion of Briggs and Morgan, Professional Association

10.1 Securities Purchase Agreement, dated as of April 21, 1999, by and among the Company and the Purchasers identified therein (incorporated by reference to K-tel's Current Report on Form 8-K, filed on April 27,
          1999 (File No. 0-6664)).

10.2 Registration Rights Agreement, dated as of April 21, 1999, by and among the Company and the Purchasers identified therein (incorporated by reference to K-tel's Current Report on Form 8-K, filed on April 27,
          1999 (File No. 0-6664)).

10.3 Warrant No. A-001 issued to Strong River Investments Inc., to purchase shares of common stock, dated April 21, 1999 (incorporated by reference to K-tel's Current Report on Form 8-K, filed on April 27,
          1999 (File No. 0-6664)).

10.4 Warrant No. A-002 issued to Catharine Street LLC, to purchase shares of common stock, dated April 21, 1999 (incorporated by reference to K-tel's Current Report on Form 8-K, filed on April 27, 1999
          (File No. 0-6664)).

10.5      Warrant No. B-001 issued to Strong River Investments Inc., to purchase
          83,877 shares of common stock at an exercise price equal to $10.73, dated April 21, 1999 (incorporated by reference to K-tel's Current
          Report on Form 8-K, filed on April 27, 1999 (File No. 0-6664)).

                                      II-1

10.6 Warrant No. B-002 issued to Catharine Street LLC, to purchase 83,877 shares of common stock at an exercise price equal to $10.73, dated
          April 21, 1999 (incorporated by reference to K-tel's Current Report on
          Form 8-K, filed on April 27, 1999 (File No. 0-6664)).

23.1      Consent of Briggs and Morgan, Professional Association (included in
          Exhibit 5.1)

23.2      Consent of Arthur Andersen LLP

24.1      Power of Attorney (included on signature page to the Registration
          Statement)

ITEM 17.  UNDERTAKINGS

(a)    The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions summarized in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Minnesota, on June 3, 1999.

                                   K-TEL INTERNATIONAL, INC.


                                   By /s/LAWRENCE KIEVES
                                     -----------------------------------------
                                          Lawrence Kieves
                                          President and Director

                               POWER OF ATTORNEY

       KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lawrence Kieves and Steven A. Kahn, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on the dates and in the capacities indicated.

         SIGNATURE                      TITLE                          DATE
         ---------                      -----                          ----
/s/PHILIP KIVES               Chairman and Chief Executive         June 3, 1999
----------------------        Officer and Director (Principal
Philip Kives                  Executive Officer)



/s/LAWRENCE KIEVES            President and Director               June 3, 1999
----------------------
Lawrence Kieves


/s/STEVEN A. KAHN             Vice President and Chief             June 3, 1999
----------------------        Financial Officer (Principal
Steven A. Kahn                Accounting and Financial
                              Officer)


/s/HERBERT DAVIS              Director                             June 3, 1999
----------------------
Herbert Davis


                              Director                             June 3, 1999
----------------------
Jay William Smalley


                              Director                             June 3, 1999
----------------------
Dennis W. Ward


/s/DAVID WOLINSKY             Director                             June 3, 1999
----------------------
David Wolinsky

                                  EXHIBIT INDEX

NUMBER                             DESCRIPTION
------    ----------------------------------------------------------------------
5.1       Opinion of Briggs and Morgan, Professional Association

10.1 Securities Purchase Agreement, dated as of April 21, 1999, by and among the Company and the Purchasers identified therein (incorporated by reference to K-tel's Current Report on Form 8-K, filed on April 27,
          1999 (File No. 0-6664)).

10.2 Registration Rights Agreement, dated as of April 21, 1999, by and among the Company and the Purchasers identified therein (incorporated by reference to K-tel's Current Report on Form 8-K, filed on April 27,
          1999 (File No. 0-6664)).

10.3 Warrant No. A-001 issued to Strong River Investments Inc., to purchase shares of common stock, dated April 21, 1999 (incorporated by reference to K-tel's Current Report on Form 8-K, filed on April 27,
          1999 (File No. 0-6664)).

10.4 Warrant No. A-002 issued to Catharine Street LLC, to purchase shares of common stock, dated April 21, 1999 (incorporated by reference to K-tel's Current Report on Form 8-K, filed on April 27, 1999
          (File No. 0-6664)).

10.5      Warrant No. B-001 issued to Strong River Investments Inc., to purchase
          83,877 shares of common stock at an exercise price equal to $10.73, dated April 21, 1999 (incorporated by reference to K-tel's Current
          Report on Form 8-K, filed on April 27, 1999 (File No. 0-6664)).

10.6 Warrant No. B-002 issued to Catharine Street LLC, to purchase 83,877 shares of common stock at an exercise price equal to $10.73, dated
          April 21, 1999 (incorporated by reference to K-tel's Current Report on
          Form 8-K, filed on April 27, 1999 (File No. 0-6664)).

23.1      Consent of Briggs and Morgan, Professional Association (included in
          Exhibit 5.1)

23.2      Consent of Arthur Andersen LLP

24.1      Power of Attorney (included on signature page to Registration
          Statement)